2002-HE1
Payment Date	08/26/2002

Servicing Certificate	Group 1A	Group 1B
Beginning Pool Balance	396,399,706.50	0.00
Beginning PFA	0.00	0.00
Ending Pool Balance	395,727,563.72	-
Ending PFA Balance	-	-
Principal Collections	18,817,732.42	-
Principal Draws	14,644,700.18	-
Net Principal Collections	-	-
Active Loan Count	14,088	-

Interest Collections	1,788,927.93	-

Net Weighted Average Coupon Rate	5.46000%	-0.62000%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class I - A - 1	100,000,000.00	100,000,000.00	1.0000000	0.00	182,833.78	0.00	25.00%	2.057%
Class I - A - 2	300,000,000.00	300,000,000.00	1.0000000	0.00	553,834.67	0.00	75.00%	2.077%
Class I-A-1 - VF - 1	0.00	0.00	-	0.00	0.00	0.00	0.00%	2.057%
Certificates	-	-	-	-	1,012,075.21	-	-	-

Loan Group 1A		of Balance
Beginning Overcollateralization Amount	0.00		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	0.00	0.00%
Required Overcollateralization Amount	2,400,000.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	0.00
Required Overcollateralization Amount	#DIV/0!

Loan Group 1A
Group	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	1,032,301.81	35	0.26%
Delinquent Loans (60 Days)*	248,138.85	5	0.06%
Delinquent Loans (90 Days)*	114,660.87	4	0.03%
Delinquent Loans (120 Days)*	113,827.18	4	0.03%
Delinquent Loans (150 Days)*	99,519.00	1	0.03%
Delinquent Loans (180 Days)*	-	0	0.00%
REO	-	0	0.00%
FC	-	0	0.00%
BK	-	0	0.00%
*Delinquency Figures do not Include Foreclosures, REO and Bankruptcy.
Loan Group 1B
Group	Balance	of Loans	of Balance
Liquidation Loss Amounts	Loan Group 1A	0	#VALUE!
		0	0.00%
Beginning Loss Amount	0.00	0	0.00%
Current Month Loss Amount	0.00	0	0.00%
Current Month Recoveries	0.00	0	0.00%
Net Ending Loss Amount	0.00	0	0.00%
REO	-	0	0.00%
FC	-	0	0.00%
BK	-	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

Capitalized Interest Account	Loan Group 1A		Capitalized Interest Account LG1B
Beginning Balance	0.00		0.00
Withdraw relating to Collection Period	0.00		0.00
Ending Capitalized Interest Acct. Balance to GMAC	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00		0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00		0.00
Interest earned for Collection Period	210.07		0.00
Interest withdrawn related to prior Collection Period	263.82		0.00

Prefunding Account	Loan Group 1A	Loan Group 1B
Beginning Balance	0.00	0.00
Additional Purchases During Revoliving Period	0.00	0.00
Excess Of Draws over Principal Collections	0.00	0.00
Remaining balance sent to Funding account	0.00	0.00
Total Ending Balance as Of Payment Date	0.00	0.00
Interest earned for Collection Period	0.00	0.00
Interest Withdrawn related to prior Collection Period	0.00	0.00

Funding Account	Loan Group 1A	Loan Group 1B
Beginning Funding Account Balance	3,600,293.50	0.00
Deposit to Funding Account	4,173,032.24	0.00
Excess Of Draws over Principal Collections	0.00	0.00
Payment for Additional Purchases	3,500,889.46	0.00
Prefunding balance sent to Funding account	0.00	0.00
Add Variable Funding Note	0.00	0.00
Ending Funding Account Balance as of Payment Date	4,272,436.28	0.00
Interest earned for Collection Period	1,272.33	0.00
Interest withdrawn related to prior Collection Period	4,695.23	0.00

Cuurent Month Repurchases Units	0	0
Cuurent Month Repurchases ($)	-	-